Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ZYMOGENETICS, INC.

Pursuant to RCW 23B.10.070 of the Washington Business Corporation Act (the “Act”), the following constitutes the Amended and Restated Articles of Incorporation of ZymoGenetics, Inc., a Washington corporation:

I.

NAME

The name of this corporation is ZymoGenetics, Inc.

II.

PURPOSE

This corporation is organized for the purpose of engaging in any business, trade or activity which may be conducted lawfully by a corporation organized under the Act.

III.

SHARES

This corporation is authorized to issue ten thousand (10,000) shares of common stock.

IV.

NO PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

V.

NO CUMULATIVE VOTING

At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

VI.

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

VII.

SHAREHOLDER VOTING REQUIREMENTS

FOR CERTAIN TRANSACTIONS

In order to obtain shareholder approval in connection with the following corporate actions, such actions must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group: (1) amendment of the Articles of Incorporation; (2) a plan of merger or share exchange; (3) the sale, lease, exchange, or other disposition of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business; or (4) dissolution of the corporation.

VIII.

SHAREHOLDER ACTION ON LESS THAN

UNANIMOUS CONSENT

In any matter requiring shareholder action, the shareholders may act by consent of the shareholders holding of record, or otherwise entitled to vote in the aggregate, the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. At least one (1) day before any action to be taken under this Article VIII is effective, notice of such action shall be given to all shareholders who did not join in the consent to such action and who would be entitled to vote on such action or would have received notice of a meeting in which such action would be taken. Provided that, if the action authorizes or approves of a significant business transaction, as defined under RCW 23B.19.020(15), then the notice shall be given to such non-consenting shareholders at least twenty (20) days before the effective date of such authorization or approval. The notice shall be in the form of a record, and shall state the action or actions to be taken by the shareholders. For purposes of these articles, “record” means information inscribed on a tangible medium or contained in an electronic transmission. The notice shall be transmitted in the same manner as all other shareholder notices, as stated in the corporation’s Articles or Bylaws. Notice to shareholders in an electronic transmission is effective only with respect to shareholders that have consented, in the form of a record, to receive electronically transmitted notices under the Act and designated in the consent the address, location, or system to which these notices may be electronically transmitted and with respect to a notice that otherwise complies with any other requirement of the Act and applicable federal law.

IX.

LIMITATION OF DIRECTORS’ LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a director. Any amendments to or repeal of this Article IX shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

X.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

A. Right to Indemnification. Each person who was, is, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, partner, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, partner, employee or agent or in any other capacity while serving as a director, trustee, officer, partner, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, partner, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section B of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, without regard to the limitations in RCW 23B.08.510 through 23B.08.550, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by these Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

B. Right of Claimant to Bring Suit. If a claim under Section A of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

C. Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

D. Insurance, Contracts and Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, partner, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Act. The corporation may, without further shareholder action, enter into contracts with any director, trustee, officer, partner, employee or agent of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

E. Indemnification of Employees and Agents of the Corporation. The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Act or otherwise.

F. Persons Serving Other Entities. Any person who, while a director, officer or employee of the corporation, is or was serving (a) as a director or officer of another foreign or domestic corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation or (b) as a trustee, partner or otherwise in an executive or management capacity in a partnership, joint venture, trust or other enterprise of which the corporation or a wholly owned subsidiary of the corporation is a general partner or has a majority ownership shall be deemed to be so serving at the request of the corporation and entitled to indemnification and advancement of expenses under this Article.